Exhibit 99

             Technitrol Tops FY2003 Guidance With Strong Q4 Results

    PHILADELPHIA--(BUSINESS WIRE)--Jan. 19, 2004--Technitrol, Inc. (NYSE:TNL) reported a net loss according to U.S. Generally Accepted Accounting Principles (GAAP) of $3.1 million, or $0.08 per diluted share, for its fourth fiscal quarter ended December 26, 2003. Excluding previously announced after-tax severance and asset impairment expenses amounting to $11.9 million, or $0.29 per share, earnings per diluted share were $0.21. (See the attached table, "Non-GAAP Measures" reconciling "Net earnings per diluted share, excluding severance and asset-impairment expense" to GAAP net earnings
(loss) per diluted share.)
    As a result of stronger-than-anticipated December results at Pulse, Technitrol's reported revenues and earnings per share for fiscal 2003 exceeded company guidance issued December 12, 2003. For the year, consolidated revenues were $509.2 million, and diluted earnings per share, excluding severance and asset-impairment expenses, were $0.70. (See "Non-GAAP Measures" table.)
    Consolidated fourth-quarter revenues were $134.7 million, compared with $126.3 million in the previous quarter and $103.1 million in the fourth quarter of 2002.
    Earnings before interest, taxes, depreciation and amortization (EBITDA, see the table, "Non-GAAP Measures" defining EBITDA and reconciling it with GAAP net earnings) were $15.7 million in the fourth quarter of 2003, compared with $15.2 million in the previous quarter and $10.2 million in the fourth quarter of 2002. These numbers exclude severance and asset-impairment expenses.
    On a pre-tax basis, fourth-quarter expenses include the previously announced non-cash asset-impairment charge of $9.3 million to adjust the value of Technitrol's minority interest in Full Rise Electronics Co. Ltd. (FRE) to market value. (In the Consolidated Statements of Operations, this item is included in "Equity method investment earnings (losses).") While Technitrol continues to derive significant value from its investment in FRE, the value currently attributed to FRE's equity by the public equity market in Taiwan is below the price that Technitrol paid for its original investment in prior years. Expenses in the fourth quarter also include $3.7 million for employee severance and other costs, including those related to the previously announced closing of AMI Doduco's Lancaster facility and the relocation of Pulse production from Mexico to China, part of an intense effort to optimize business performance in an era of low-cost competition.
    By comparison, GAAP net earnings in the third quarter of 2003 were $6.4 million or $0.16 per diluted share. Excluding after-tax severance and asset-impairment expenses of $0.6 million, or $0.02 per share, earnings were $7.0 million, or $0.18 per share. In the fourth quarter of 2002, which immediately preceded the company's acquisition of what is now Pulse's Consumer Division from Eldor Corporation S.p.A., the company reported GAAP earnings of $4.3 million, or $0.11 per diluted share, but excluding after-tax severance and asset-impairment expenses of $0.4 million, or $0.01 per diluted share, earnings were $4.7 million, or $0.12 per share. (See "Non-GAAP Measures" table.)
    Net cash (cash and equivalents of $143.4 million less debt of $6.8 million) at December 26, 2003 was $136.6 million, an increase of $11.8 million from $124.8 million at September 26, 2003. Technitrol's capital spending was $2.9 million in the fourth quarter and $7.8 million for fiscal 2003. Capital spending in fiscal 2002 was $5.8 million.

    Pulse

    Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Compared with the previous quarter, Pulse's fourth-quarter 2003 revenues increased $4.7 million, or 6.3%, to $79.6 million. All product groups within Pulse produced strong results. The sequential-quarter revenue increase was driven primarily by the anticipated seasonal pickup in demand for television transformers in the Consumer Division's European market, and somewhat stronger-than-anticipated demand for Pulse's legacy networking, telecommunications, power conversion and military/aerospace products.
    Strong markets for voice-over-Internet and gigabit Ethernet technologies drove networking volumes, while demand for high-speed Internet connections has driven sales of broadband products for both the customer premises and network infrastructure applications. Power conversion sales benefited from the recent strength in consumer electronics as well as improving non-consumer networking and telecommunications technology markets.
    Pulse's GAAP operating profit in the fourth quarter was $7.0 million, compared with $7.6 million in the previous quarter and $5.5 million in the fourth quarter of 2002. Excluding pre-tax severance and asset-impairment expenses of $3.0 million in the fourth quarter of 2003 and $0.6 million in the third quarter, fourth-quarter operating profit was $10.0 million, compared with $8.3 million in the third quarter. Pulse's fourth-quarter 2003 operating profit was positively affected by a $0.7 million reduction in depreciation of Consumer Division assets for fiscal 2003. Without that reduction, and adjusting depreciation taken in the fourth quarter and over fiscal 2003 for comparison purposes, fourth-quarter operating profit would have been approximately 12% of net revenues and more than 10% higher compared with the third quarter, excluding pre-tax severance and asset-impairment expenses. On the same basis, Pulse's fourth-quarter 2003 operating profit was approximately double what it was in the fourth quarter of 2002, reflecting the acquisition of the Eldor business in January 2003, stronger demand in legacy markets and the benefits of ongoing cost-elimination and expense control activities. (See "Non-GAAP Measures" table, which reconciles segment "Operating profit excluding severance and asset-impairment expense" to GAAP operating profit.)

    AMI Doduco

    AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues in the fourth quarter of 2003 were $55.2 million, up from $51.4 million in the third quarter and $49.6 million in the fourth quarter of 2002. The year-over-year revenue increase is entirely attributable to the rise in the dollar value of the euro, which affects the majority of AMI Doduco's business, as well as higher prices of precious and non-precious metals used in AMI Doduco's fabrication processes, for which customers typically pay market prices at the time of shipment. Rising euro and metal prices were the major contributors to sequential-quarter revenue growth at AMI Doduco as well.
    Overall fourth-quarter market demand was stronger than in the third quarter, yet weakness continued mainly in end-markets, such as non-residential construction and industrial / commercial controls, which depend on capital spending. Demand in North America for electrical contact products rebounded sequentially for the first time in more than a year, a trend expected to continue into 2004. Also benefiting AMI Doduco's North American sales were ongoing strength in the residential construction market and early results from AMI Doduco's aggressive efforts to broaden its spectrum of business among large customers.
    Demand levels remained steady across Europe despite continued economic uncertainty in the euro zone. Recovery signs were evident in some countries, notably Germany, where markets have been especially challenging and exports have suffered from a strong euro. Across AMI Doduco's product groups, sales were generally flat to up from the previous quarter with the exception of automotive contact products, which was affected by a notable year-end slowing in the European automotive market.
    AMI Doduco's GAAP operating loss was $0.5 million, but excluding pre-tax severance and asset-impairment expenses of $0.6 million, operating profit was $0.1 million, (see "Non-GAAP Measures" table). These expenses related primarily to the closing of a facility in Lancaster, Pennsylvania and the relocation of its production to other AMI Doduco factories. Margins were adversely affected by poor factory utilization, particularly in Europe, caused in large part by the slowing automotive industry. Also affecting margins was an inventory decrease of approximately $1.0 million. Unfavorable inventory impacts are expected to continue into 2004 during AMI Doduco's organizational transition to lean practices. Under lean, which is designed to optimize operating cash flows and compress lead times and process flows throughout the organization, deferred labor and overhead costs of older inventory must be recognized as it is sold. AMI Doduco reported operating profits of $0.7 million in the previous quarter and $0.8 million in the in the fourth quarter of 2002, excluding pre-tax severance and asset-impairment expenses of $0.4 million and $1.1 million, respectively (see "Non-GAAP Measures" table).
    In 2004 AMI Doduco will continue pursuing its strategies to grow revenues and profits despite uncertain markets. Key initiatives include optimizing relationships with large customers, broadening AMI Doduco's product lines, capturing outsourcing opportunities, reducing costs by implementing lean practices throughout its organization, consolidating production assets, and rapidly expanding business in the People's Republic of China.

    2004 Outlook

    At this time, Technitrol is not revising the fiscal 2004 revenue and earnings targets, which were announced on December 12, 2003.
    The company continues to expect between $535 million and $540 million in 2004 revenues, comprising $310 million to $312 million at Pulse and $225 million to $228 million at AMI Doduco. Before severance and asset-impairment expenses, earnings are targeted in the range of $.80 and $.83 in earnings per share, up 14%-19% year-over-year on revenue growth of 5%-6%.
    This outlook will be updated as the results of future quarters and other events material to full-year revenues and earnings unfold. Prior to public announcement of such updates by Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with caution.
    Technitrol anticipates that at Pulse's Consumer Division, the normal seasonal demand strength in the fourth quarter of 2003 will give way to normal seasonal weakness over the first half of 2004, particularly in the first quarter. In addition, the normal holiday period in East Asia will impact Pulse's legacy business in the first quarter. As is usually the case in the first quarter, Pulse expects operating profit to be lower on a sequential-quarter basis.
    Beginning with the first quarter of 2004, AMI Doduco is expected to show progressive improvement in operating profit throughout the year, as its revenue growth and margin-expansion initiatives begin to bear fruit and the effects of slowly improving economic conditions take hold.

    Cautionary Note

    Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended September 26, 2003 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

    These risk factors include, but are not limited to, the following:

    -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

    -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    -- An inability to adequately respond to changes in technology may decrease our sales.

    -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

    -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    -- An inability to identify additional acquisition opportunities may slow our future growth.

    -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

    -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    -- Competition may result in lower prices for our products and reduced sales.

    -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    -- Shifting our operations between regions may entail considerable expense.

    -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    -- Environmental liability and compliance obligations may affect our operations and results.

    -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

    Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.
    Investors: Technitrol's quarterly conference call will take place Tuesday, January 20, 2004 at 9:30 a.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 11:30 a.m. on January 20 and concluding at midnight, January 27, 2004. For telephone replay, dial (412) 858-1440 and enter access code 334664.



CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

                                Quarter Ended       12 Months Ended
                             12/26/03   12/27/02   12/26/03  12/27/02
                            ------------------------------------------
Net sales                   $ 134,737  $ 103,123  $ 509,247 $ 406,354
Cost of goods sold             98,599     76,436    375,929   309,848
                            ---------  ---------  --------- ---------
Gross profit                   36,138     26,687    133,318    96,506
Selling, general and
 administrative expenses       25,981     21,124     99,216    89,286
Severance and asset-
 impairment expenses            3,655        350      9,051    46,982
                            ---------  ---------  --------- ---------
Operating profit (loss)         6,502      5,213     25,051   (39,762)
Interest income (expense),
 net                             (123)       133       (824)     (102)
Other income (expense), net         1        192       (571)     (580)
Equity method investment
 earnings (losses)             (9,290)       111     (8,660)      300
                            ---------  ---------  --------- ---------
Net earnings (loss) before
 taxes                         (2,910)     5,649     14,996   (40,144)
Income taxes (benefit)            168      1,365      3,008   (12,345)
                            ---------  ---------  --------- ---------
Net earnings (loss) before     (3,078)     4,284     11,988   (27,799)
 cumulative effect of
 accounting change
Cumulative effect of               --         --         --   (15,738)
 accounting change, net of
 income tax benefit
Net earnings (loss)            (3,078)     4,284     11,988   (43,537)

Basic earnings (loss) per
 share before cumulative
 effect of accounting
 change                         (0.08)      0.11       0.30     (0.75)
Cumulative effect of
 accounting change                 --         --         --     (0.42)
Basic earnings (loss) per
 share                          (0.08)      0.11       0.30     (1.17)

Diluted earnings (loss) per
 share before cumulative
 effect of accounting
 change                         (0.08)      0.11       0.30     (0.75)
Cumulative effect of
 accounting change                 --         --         --     (0.42)
Diluted earnings (loss) per
 share                          (0.08)      0.11       0.30     (1.17)
Weighted average common and
 equivalent shares
 outstanding                   40,267     40,065     40,175    37,281


BUSINESS SEGMENT INFORMATION (UNAUDITED)
(in thousands)

                          Quarter Ended          12 Months Ended
                       12/26/03   12/27/02    12/26/03    12/27/02
                       -------------------------------------------
Net sales
    Pulse               $79,569    $53,530    $294,092    $204,570
    AMI Doduco           55,168     49,593     215,155     201,784
                        -------    -------     -------     -------
      Total net sales   134,737    103,123     509,247     406,354
Operating profit (loss)
    Pulse                 7,001      5,546      27,197     (38,520)
    AMI Doduco             (499)      (333)     (2,146)     (1,242)
                        -------    -------     -------     -------
      Total operating
       profit (loss)      6,502      5,213      25,051     (39,762)


FINANCIAL POSITION
(in thousands, except per-share amounts)

                                      12/26/03
                                     (unaudited)          12/27/02
                                      ---------          ---------

Cash and equivalents                   $143,448           $205,075
Trade receivables, net                   96,353             65,185
Inventories                              63,086             60,588
Other current assets                     17,473             13,878
Fixed assets                             88,303             64,861
Other assets                            179,837            138,119
                                       --------           --------
      Total assets                      588,500            547,706
Current portion of long-term debt           138             10,667
Accounts payable                         47,075             28,791
Accrued expenses                         73,229             69,689
Long-term debt                            6,699              5,681
Long-term liabilities                    12,917             10,501
                                       --------           --------
     Total liabilities                  140,058            125,329
Shareholders' equity                    448,442            422,377
Net worth per share                       11.13              10.52
Shares outstanding                       40,279             40,130


NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. EBITDA
                                                  Quarter Ended
                                                  -------------
                                            12/26/03 9/26/03 12/27/02
                                            -------- ------- --------

Net earnings (loss)                          ($3,078) $6,412   $4,284
Income taxes                                     168   1,469    1,365
Interest expense (income), net                   123     157     (133)
Other expense (income)                            (1)     87     (192)
Depreciation and amortization                  5,561   6,237    4,634
Equity method investment (earnings) losses     9,290    (125)    (111)
                                            -------- ------- --------
EBITDA                                        12,063  14,237    9,847
Severance and asset-impairment expenses        3,655     998      350
                                            -------- ------- --------
EBITDA excluding severance and asset-
   impairment expenses                        15,718  15,235   10,197


2. Net earnings per diluted share before severance and asset-impairment expense

                                         Quarter Ended         FYE
                                         -------------         ---
                                  12/26/03  9/26/03 12/27/02 12/26/03
                                  -------- -------- -------- --------

Net earnings (loss) per diluted
 share, GAAP                        $(0.08)   $0.16    $0.11     0.30
After-tax severance and asset-
 impairment expense, per share        0.06     0.02     0.01     0.16
Impairment charge to adjust equity
 investment to market value           0.23       --       --     0.24
                                  -------- -------- -------- --------
Net earnings per diluted share,
 excluding severance and asset-
 impairment expense                   0.21     0.18     0.12     0.70


3. Segment operating profit (loss) before severance and asset-impairment expense

                                                  Quarter Ended
                                                  -------------
                                           12/26/03  9/26/03 12/27/02
                                           -------- -------- --------

Pulse operating profit, GAAP                 $7,001   $7,642   $5,546
Pre-tax severance and asset-impairment
 expense (income)                             3,021      627     (776)
                                           -------- -------- --------
Pulse operating profit, excluding severance
 and asset-impairment expense                10,022    8,269    4,770

AMI Doduco operating profit (loss), GAAP       (499)     357     (333)
Pre-tax severance and asset-impairment
 expense                                        634      371    1,126
                                           -------- -------- --------
AMI Doduco operating profit, excluding
   severance and asset-impairment expense       135      728      793


    1. EBITDA (net income plus income taxes, interest and other expense, depreciation and amortization, excluding equity method investment earnings and losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.


  2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and have no impact on the ongoing operating expense structure of the relevant business.



    Copyright (C) 2003 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.


    CONTACT: Technitrol, Inc., Philadelphia
             David Stakun, (215) 355-2900